Exhibit 99.2

Entergy
639 Loyola Avenue
New Orleans, LA  70113

News
Release

Date:	April 24, 2014

For Release:	Immediately

Contact:	Shona Sabnis (Media) (504) 576-4238 ssabnis@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Entergy Reports First Quarter Earnings
Cold weather and Northeast infrastructure limitations drive revenue growth

New Orleans, La. – Entergy Corporation (NYSE: ETR) today reported first quarter 2014 as-reported earnings of $401.2 million, or $2.24 per share, compared with $161.4 million, or 90 cents per share, for first quarter 2013. On an operational basis, Entergy’s first quarter 2014 earnings were $410.1 million, or $2.29 per share, compared with $167.7 million, or 94 cents per share, in first quarter 2013.

“The story for first quarter results was net revenue,” said Entergy Chairman and Chief Executive Officer Leo Denault. “The cold weather we experienced this past winter put stress on the power and gas systems, driving volatility and higher prices, and gave a glimpse of the longer term path these markets are on due to years of market design issues and regulatory intervention. The market prices realized this winter allowed us to capture significant value through our hedging strategy, and it highlighted the diversification value of our nuclear assets in that region.

“Utility revenue also benefitted from the cold weather,” he continued. “However, even on a weather-adjusted basis, sales growth was positive for residential, commercial and industrial customer classes and was consistent with our expectation for continued sales growth.”

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Entergy Reports First Quarter Earnings

April 24, 2014

Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
First Quarter 2014 vs. 2013
(Per share in U.S. $)
	First Quarter
	2014	2013	Change
As-Reported Earnings	2.24	0.90	1.34
Less Special Items	(0.05)	(0.04)	(0.01)
Operational Earnings	2.29	0.94	1.35
                                         *GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for First Quarter 2014

•	Entergy Wholesale Commodities earnings increased, driven by higher net revenue; a lower effective income tax rate partially offset by higher depreciation also contributed.
•	Utility earnings were higher due primarily to higher net revenue driven by higher sales volume including weather and lower non-fuel operation and maintenance expense.
•	Parent & Other results were about the same as last year.

Other Business Highlights

•	Entergy Texas, Inc. filed a unanimous rate case settlement agreement and the administrative law judge approved interim rates; Public Utility Commission of Texas approval is pending.
•	The Arkansas Public Service Commission granted Entergy Arkansas, Inc.’s rehearing request in its 2013 rate case.
•	Indian Point Energy Center Unit 2 returned to service after a 24-day scheduled refueling outage, the site’s shortest ever.
•	The Vermont Public Service Board issued a certificate of public good for Vermont Yankee Nuclear Power Station to operate through 2014.

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Entergy Reports First Quarter Earnings

April 24, 2014

•	The U.S. Environmental Protection Agency named Entergy New Orleans, Inc. a 2014 ENERGY STAR Partner of the Year Award recipient for its Energy Smart energy efficiency program.

A teleconference will be held at 10 a.m. CT on Thursday, April 24, 2014, to discuss Entergy’s first quarter 2014 earnings announcement and the company’s financial performance. The teleconference may be accessed by dialing (719) 325-2115, confirmation code 6761108, no more than 15 minutes prior to the start of the call or by visiting Entergy’s website at www.entergy.com. The presentation slides are also available on Entergy’s website concurrent with this release, which was issued before market open on the day of the call. A replay of the teleconference will be available by telephone and on Entergy’s website at www.entergy.com. The telephone replay will be available through noon CT on Thursday, May 1, 2014, by dialing (719) 457-0820, confirmation code 6761108.

Utility

In first quarter 2014, Utility earnings were $201.1 million, or $1.12 per share, on an as-reported basis and $203.4 million, or $1.13 per share, on an operational basis, compared to $123.5 million, or 69 cents per share, on an as-reported basis and $129.8 million, or 73 cents per share, on an operational basis for first quarter 2013. The quarter-over-quarter increase in operational earnings per share was due primarily to higher net revenue; lower non-fuel operation and maintenance expense also contributed. The decrease in non-fuel operation and maintenance was due partly to lower compensation and benefits expense.

Higher Utility net revenue was driven largely by colder-than-normal weather in the first quarter of the current year compared to unfavorable weather in the comparable period last year. Higher sales on a weather-adjusted basis also contributed to the increase in net revenue. These increases were partially offset by a quarter-over-quarter decrease in unbilled revenue.

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Entergy Reports First Quarter Earnings

April 24, 2014

Residential sales in first quarter 2014, on a weather-adjusted basis, increased 1.9 percent compared to first quarter 2013. Commercial and governmental sales, on a weather-adjusted basis, increased 2.2 percent and decreased 0.1 percent, respectively, quarter over quarter. Industrial sales in the first quarter increased 2.5 percent compared to the same quarter of 2013.

Billed retail sales increased 2.1 percent on a weather-adjusted basis. The increase was from residential, commercial and industrial customer classes and reflected growth in both the number of customers as well as usage per customer. Industrial sales growth was attributable to expansions, recovery of a major refining customer from an unplanned outage last year and continued moderate growth in the manufacturing sector both domestically and internationally.

Entergy Wholesale Commodities

EWC reported as-reported earnings of $241.9 million, or $1.35 per share, and operational earnings of $248.5 million, or $1.39 per share, for first quarter 2014, compared to first quarter 2013 earnings of $82.1 million, or 46 cents per share, on both an as-reported and an operational basis. The increase in operational earnings was driven by higher operational adjusted earnings before interest, income taxes, depreciation and amortization and interest and investment income excluding decommissioning expense and other than temporary impairment losses on decommissioning trust fund assets. A lower effective income tax rate was another factor contributing to higher quarterly earnings. These items were partially offset by higher depreciation expense.

EWC operational adjusted EBITDA was $455 million in first quarter 2014, compared to $194 million in the same period a year ago. The quarter-over-quarter increase was driven by significantly higher realized wholesale energy prices. The realized price for EWC’s nuclear fleet was approximately $89 per megawatt hour in the first quarter of this year – more than 50 percent higher than the $58 realized price from the comparable quarter a year ago. EWC’s hedging strategies routinely include financial instruments that manage operational and liquidity risk. These positions, in addition to a larger-than-normal unhedged position in 2014 due to the Vermont Yankee Nuclear Power Station being in its final year of operation, allowed EWC to benefit from increases in Northeast market power prices throughout the quarter. Net revenue also reflected mark-to-market activity, which was positive for the quarter.

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Entergy Reports First Quarter Earnings

April 24, 2014

Contribution to first quarter 2014 operational adjusted EBITDA from Vermont Yankee, scheduled to be closed later this year at the end of its current operating cycle, was approximately $110 million.

Parent & Other

Parent & Other reported a loss of $41.9 million, or 23 cents per share, on both an as-reported basis and an operational basis for first quarter 2014, compared to a first quarter 2013 as-reported and operational loss of $44.2 million, or 25 cents per share.

Earnings Guidance

Entergy affirmed its 2014 operational earnings guidance in the range of $5.55 to $6.75 per share. The guidance range was revised and widened on April 15, 2014, from $4.60 to $5.40 per share. The guidance range was widened to reflect increased volatility in the Northeast power markets year-to-date and the potential for that to continue through the rest of the year. The current range reflects strong first quarter 2014 results as well as other updates.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including more than 10,000 megawatts of nuclear power, making it one of the nation’s leading nuclear generators. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 14,000 employees.

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Entergy Reports First Quarter Earnings

April 24, 2014

Additional information regarding Entergy’s quarterly and annual results of operations, regulatory proceedings and other matters is available in Entergy’s investor news release dated April 24, 2014, a copy of which has been filed today with the SEC on Form 8-K, and Entergy’s quarterly presentation slides. These are available on Entergy’s investor relations website at www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in this news release and in: (i) Entergy’s most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and (ii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami;
(e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; and (f) economic conditions and conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings.

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Appendix A provides a reconciliation of GAAP consolidated as-reported earnings to non-GAAP consolidated operational earnings.

Appendix A: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures First Quarter 2014 vs. 2013
(Per share in U.S. $)	First Quarter
	2014	2013	Change
As-Reported
Utility	1.12	0.69	0.43
Entergy Wholesale Commodities	1.35	0.46	0.89
Parent & Other	(0.23)	(0.25)	0.02
Consolidated As-Reported Earnings	2.24	0.90	1.34

Less Special Items
Utility	(0.01)	(0.04)	0.03
Entergy Wholesale Commodities	(0.04)	-	(0.04)
Parent & Other	-	-	-
Consolidated Special Items	(0.05)	(0.04)	(0.01)

Operational
Utility	1.13	0.73	0.40
Entergy Wholesale Commodities	1.39	0.46	0.93
Parent & Other	(0.23)	(0.25)	0.02
Consolidated Operational Earnings	2.29	0.94	1.35

Appendix B provides a reconciliation of Entergy Wholesale Commodities GAAP net income to non-GAAP operational adjusted EBITDA.

Appendix B: Reconciliation of Entergy Wholesale Commodities GAAP Net Income to Non-GAAP Operational Adjusted EBITDA
First Quarter 2014 vs. 2013
($ in millions)
	First Quarter
	2014	2013	Change
Net Income	242	82	160
Add back: interest expense	5	3	2
Add back: income tax expense	119	57	62
Add back: depreciation and amortization	70	49	21
Subtract: interest and investment income	26	28	(2)
Add back: decommissioning expense	34	31	3
Adjusted EBITDA	444	194	250
Add back: special item for HCM implementation expenses (pre-tax)	1	-	1
Add back: special item resulting from the decision to close VY(pre-tax)	10	-	10
Operational Adjusted EBITDA	455	194	261

                                     Totals may not foot due to rounding

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Entergy Corporation
Consolidated Income Statement
Three Months Ended March 31
(in thousands)

	2014	2013
	(unaudited)
Operating Revenues:
Electric	$2,226,463	$1,949,280
Natural gas	78,220	53,321
Competitive businesses	904,160	606,273
Total	3,208,843	2,608,874
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	543,829	510,333
Purchased power	574,627	373,129
Nuclear refueling outage expenses	59,544	60,719
Other operation and maintenance	737,980	754,258
Decommissioning	65,799	59,104
Taxes other than income taxes	154,468	151,095
Depreciation and amortization	328,724	300,876
Other regulatory charges (credits) – net	3,995	5,315
Total	2,468,966	2,214,829
Operating Income	739,877	394,045
Other Income (Deductions):
Allowance for equity funds used during construction	15,129	12,751
Interest and investment income	35,248	38,306
Miscellaneous – net	(11,704)	(13,623)
Total	38,673	37,434
Interest Expense:
Interest expense	162,551	153,149
Allowance for borrowed funds used during construction	(7,020)	(5,188)
Total	155,531	147,961
Income Before Income Taxes	623,019	283,518
Income Taxes	216,966	116,536
Consolidated Net Income	406,053	166,982
Preferred Dividend Requirements of Subsidiaries	4,879	5,582
Net Income Attributable to Entergy Corporation	$401,174	$161,400

Earnings Per Average Common Share
Basic	$2.24	$0.91
Diluted	$2.24	$0.90

Average Number of Common Shares Outstanding – Basic	178,797,829	178,027,961
Average Number of Common Shares Outstanding – Diluted	179,055,967	178,413,287

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended March 31

	2014	2013	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	10,027	8,344	20.2	1.9
Commercial	6,800	6,421	5.9	2.2
Governmental	584	584	0.0	(0.1)
Industrial	10,113	9,868	2.5	2.5
Total to Ultimate Customers	27,524	25,217	9.2	2.1
Wholesale	2,234	630	254.6
Total Sales	29,758	25,847	15.1

March 31

	2014	2013	% Change
Electric Customers (End of period):
Residential	2,403,321	2,388,522	0.6
Commercial	342,382	340,163	0.7
Governmental	17,213	16,646	3.4
Industrial	40,044	38,744	3.4
Total Ultimate Customers	2,802,960	2,784,075	0.7
Wholesale	8	21	(61.9)
Total Customers	2,802,968	2,784,096	0.7